Exhibit 99-3
NEWS BULLETIN FROM: FOR IMMEDIATE RELEASE

CalAmp Comments on LoJack’s Announced Strategic
Alternatives Process

Disappointed LoJack Has Not Moved Forward with CalAmp’s $5.50 Per Share Cash Offer,
Representing 58% Premium to LoJack Shareholders

CalAmp Ready to Engage in Discussions to Negotiate Definitive Agreement

OXNARD, CA - December 10, 2015 – CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced it submitted an offer to acquire LoJack Corporation (NASDAQ: LOJN) (“LoJack”) for $5.50 in cash per outstanding share of LoJack common stock. Based on the closing stock price of LoJack on December 9, 2015, the transaction is valued at $113 million.

As previously announced in a letter to LoJack’s Chief Executive Officer and President on December 10, 2015, this all-cash offer:

●

Represents a 58% premium to LoJack’s unaffected closing stock price on December 9, 2015, the day prior to LoJack receiving the public offer from CalAmp, a 75% premium to LoJack’s average closing stock price for the 60 days prior to announcing the proposal and a 24% premium to LoJack’s 52 week high;

●	Would provide immediate and certain value to LoJack shareholders;
●	Does not include a financing condition due to CalAmp’s ample financial resources; and
●	Received unanimous support from the CalAmp Board of Directors.

“It's been nearly two years since we first tried to engage in discussions with LoJack regarding a combination of our two companies. As demonstrated by our recent all-cash offer, we continue to believe that the benefits of a business combination are significant for the stakeholders of each company. While we are disappointed that LoJack has failed to previously engage with us to discuss opportunities to enhance value for both companies, we look forward to LoJack's timely and serious consideration of our offer, dated November 10, 2015 and publicly announced today. CalAmp, along with our advisors, stands ready to engage with LoJack to bring our complementary businesses together,” said Michael Burdiek, CalAmp's President and Chief Executive Officer.

In addition to its November 10 offer, CalAmp noted that it had previously made two additional compelling all-cash offers to acquire LoJack, each of which would have provided immediate and certain value to LoJack shareholders at a significant premium. The CalAmp Board unanimously supports its compelling all-cash offer for LoJack and believes, with close cooperation and focus from both teams, CalAmp can move expeditiously to complete due diligence and execute a definitive agreement.

CalAmp Comments on LoJack’s Announced Strategic Alternatives Process
December 10, 2015

Canaccord Genuity is serving as financial advisor to CalAmp and Gibson, Dunn & Crutcher is serving as legal counsel.

About CalAmp

CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp's extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements

All statements in this release, other than statements or characterizations of historical fact, are forward-looking statements which include, without limitation, statements relating to CalAmp's plans, strategies, objectives, expectations, intentions, projections, and other information regarding future performance, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "will," "could," " plans," "intends," "seeks," "believes," "anticipates," "expects," "estimates," "judgment," "goal," and variations of these words and similar expressions, are intended to identify forward-looking statements. The forward-looking statements in this release address a variety of subjects, including the potential market leadership resulting from the proposed business combination with LoJack, the anticipated broad global adoption of vehicle telematics technologies and applications, the expected stakeholder benefits of the proposed business combination, and any other statements of belief or about CalAmp's plans, beliefs, or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that LoJack's business will not be successfully integrated with CalAmp's business or complement its products, services, and solutions, gross margins, and operational and other cost synergies; costs associated with the proposed business combination; and other acquisition- related risks. These forward-looking statements also reflect CalAmp's current views with respect to future events and are subject to certain risks and uncertainties that are difficult to predict, including, without limitation, the risks and uncertainties that are set forth in Part I, Item 1A of the Annual Report on Form 10-K (Risk Factors) for the year ended February 28, 2015 as filed with the Securities and Exchange Commission on April 21, 2015. Such risks and uncertainties could cause actual results to differ materially from historical or anticipated results. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CalAmp Comments on LoJack’s Announced Strategic Alternatives Process
December 10, 2015

Contacts

AT CALAMP:
Garo Sarkissian
Sr. VP of Corporate Development
(805) 987-9000

AT ADDO COMMUNICATIONS:
Lasse Glassen
General Information
(424) 238-6249
lasseg@addocommunications.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Eric Brielmann or Arielle Rothstein, (415) 869-3950
or
Dan Katcher or Joseph Sala, (212) 355-4449